Exhibit 10.7

EXECUTION COPY

EMPLOYEE MATTERS ASSIGNMENT AND ASSUMPTION AGREEMENT (“Agreement”), dated as of December 3, 2009 (the “Employee Asset Distribution Date”), by and among TIME WARNER INC., a Delaware corporation (“TWX”), AOL INC., a Delaware corporation (“AOL”), and AOL LLC, a Delaware limited liability company (“AOL LLC”).

RECITALS

WHEREAS, TWX and AOL are parties to a Separation and Distribution Agreement, dated as of November 16, 2009 (the “Separation and Distribution Agreement”), and TWX, AOL and AOL LLC are parties to an Employee Matters Agreement, dated as of November 16, 2009 (the “Employee Matters Agreement”);

WHEREAS, pursuant to the Separation and Distribution Agreement, TWX and AOL agreed to cause the Internal Transactions, including the Asset Distribution, to be completed;

WHEREAS, pursuant to the Employee Matters Agreement, TWX, AOL and AOL LLC agreed to allocate certain Assets and Liabilities relating to employee and employee-benefits matters;

WHEREAS, in order to complete the Asset Distribution, the parties desire to enter into this Agreement; and

WHEREAS, terms used but not defined herein have the meanings assigned thereto in the Employee Matters Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged by this Agreement, the parties agree as follows:

1. Assignment. Subject to the terms of the Employee Matters Agreement, effective as of 12:01 a.m. eastern standard time on the Employee Asset Distribution Date (the “AOL Employee Transfer Time”), AOL LLC hereby transfers, assigns, conveys and delivers to AOL, and AOL hereby accepts from AOL LLC, all of AOL LLC’s right, title and interest in the AOL Assets relating to employee or employee-benefits matters.

2. Assumption. Subject to the terms of the Employee Matters Agreement, effective as of the AOL Employee Transfer Time, AOL hereby assumes and agrees faithfully to pay, perform, discharge and fulfill when due, all of the AOL LLC Employee Liabilities, other than those Liabilities retained by TWX or AOL LLC pursuant to the Employee Matters Agreement.

3. Release. Except as provided in the Employee Matters Agreement, effective as of the Distribution, AOL does hereby, for itself and each other member of the AOL Group, remise, release and forever discharge TWX, AOL LLC and the other members of the TWX Group, from any and all AOL LLC Employee Liabilities other than those Liabilities retained by TWX or AOL LLC pursuant to the Employee Matters Agreement.

4. Further Assurances. Each party hereto agrees to take such further actions as may be reasonably necessary to effect the transactions contemplated by this Agreement, including any actions after the AOL Employee Transfer Time required in accordance with the terms of the Employee Matters Agreement.

5. Other Agreements. The parties agree that, in the event of a conflict between the terms of this Agreement and the Separation and Distribution Agreement, the Employee Matters Agreement or any other Ancillary Agreement, the terms of the Separation and Distribution Agreement, Employee Matters Agreement or other Ancillary Agreement, as applicable, shall govern.

6. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each party irrevocably consents to the exclusive jurisdiction, forum and venue of the Commercial Division of the Supreme Court of the State of New York, New York County and the United States District Court for the Southern District of New York over any and all claims, disputes, controversies or disagreements between the parties or any of their respective subsidiaries, affiliates, successors and assigns under or related to this Agreement or any of the transactions contemplated hereby.

7. Binding Effect. This Agreement shall be binding upon each of the parties and their respective successors and assigns.

8. Counterparts. This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

9. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable provision to effect the original intent of the parties.

10. Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11. Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any party hereto, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of each party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any such rights.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TIME WARNER INC.,

by

/s/ John K. Martin, Jr.
	Name:	John K. Martin, Jr.
	Title:	Executive Vice President and Chief Financial Officer

AOL INC.,

by

/s/ Ira H. Parker
	Name:	Ira H. Parker
	Title:	Executive Vice President, Corporate Secretary and General Counsel

AOL LLC,

by

/s/ Ira H. Parker
	Name:	Ira H. Parker
	Title:	Executive Vice President, Corporate Secretary and General Counsel